           SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                               NETIQ CORPORATION

     NetIQ Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     A. The name of the corporation is NetIQ Corporation. The corporation was originally incorporated under the same name and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on May 26, 1999.

     B. The corporation's Certificate of Incorporation was initially amended and restated pursuant to an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 28, 1999.

     C. This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholder of this corporation.

     D. Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, this Second Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

     E. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

                                  Article I.

     The name of the corporation is NetIQ Corporation (the "Corporation").

                                  Article II.

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                 Article III.


     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  Article IV.


1.   Authorized Capital.  This Corporation is authorized to issue 41,100,000
     ------------------
shares of its capital stock, $0.001 par value per share, which shall be divided into two classes known as Common Stock and Preferred Stock, respectively.

     The total number of shares of Common Stock which this Corporation is authorized to issue is 30,000,000. The total number of shares of Preferred Stock which this Corporation is authorized to issue is 11,100,000. This Corporation is authorized to issue two series of its Preferred Stock which shall be known as its Series A Preferred Stock (the "Series A Preferred Stock"), consisting of 7,000,000 shares, and its Series B Preferred Stock (the "Series B Preferred Stock"), consisting of 4,100,000 shares. Except as specifically set forth herein, reference hereafter to "Preferred Stock" shall mean the Series A Preferred Stock or the Series B Preferred Stock.

2.   Reverse Stock Split.  Upon the filing of this Certificate of Incorporation
     -------------------
with the Secretary of State of the State of Delaware, each currently outstanding share of Common Stock of the Corporation shall be consolidated and combined into two-thirds (2/3) of a share of Common Stock. No fractional shares of Common Stock shall be issued upon such reverse stock split; any fractional shares that would otherwise result as to any holder shall be rounded down to the nearest whole share. The rights, preferences, privileges and restrictions of the Preferred have been amended hereinbelow as necessary to reflect the occurrence of the reverse stock split contemplated by this paragraph.

3.   Authorized Capital Following Automatic Conversion Event.  Upon the
     -------------------------------------------------------
automatic conversion of all outstanding shares of Preferred in accordance with the provisions of Article V, Section 5.2 of this Certificate of Incorporation (the "Automatic Conversion Event"), the Corporation shall immediately thereafter be authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. Immediately following any Automatic Conversion Event, the total number of shares of Common Stock which the Corporation shall have the authority to issue shall be 100,000,000, $.001 par value, and the total number of shares of Preferred Stock the Corporation shall have the authority to issue shall be 5,000,000, $.001 par value. Immediately following any Automatic Conversion Event, the Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding), the number of shares of any series subsequent to the issue of shares of that series.

4.   Restatement of Certificate of Incorporation.  Immediately following any
     -------------------------------------------
Automatic Conversion Event, the Board of Directors of the Corporation is authorized, without the further consent or approval of the stockholders of the Corporation to amend and restate this Certificate of Incorporation to show the authorized classes of capital stock as set forth in the preceding paragraph and to eliminate all references in this Certificate of Incorporation to the rights, preferences, privileges and restrictions of the series of Preferred Stock including those set forth in Article IV above and Article V below (and, in connection with any such amendment and restatement, to renumber the remaining Articles).


                                  Article V.


     The rights, preferences, privileges and restrictions granted to or imposed upon the respective classes of shares or the holders thereof are as follows:

     1.   Dividend Rights.  The holders of the Series A Preferred Stock and
          ---------------
Series B Preferred Stock shall be entitled to receive, out of any funds legally available therefor, when and as declared by the Board of Directors, dividends at the rate of $.04 and $.16 per annum, respectively, on each outstanding share of Preferred Stock held by them. Such dividends shall be paid prior and in preference to any payment of any dividend on or any other distribution with respect to any shares of Common Stock. The right to such dividends on the Preferred Stock shall not be cumulative, and no right shall accrue to holders of Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year. There shall be no preference to any payment of dividend as between the Series A Preferred Stock and the Series B Preferred Stock.

     2.   Liquidation Rights.  In the event of any liquidation, dissolution or
          ------------------
winding up of the Corporation (a "Liquidation Event"), whether voluntary or not, the assets of the Corporation legally available for distribution to its stockholders shall be distributed as follows: (i) the holders of Preferred Stock shall be entitled to receive, before any amount shall be paid to holders of Common Stock or of any other stock ranking junior to the Preferred Stock on liquidation, an amount equal to $0.40 per share of Series A Preferred Stock and $2.00 per share of Series B Preferred Stock (as adjusted for stock splits, combinations or similar events) plus all declared and unpaid dividends, if any, to which the holders of outstanding shares of Preferred Stock are entitled; provided, however, that (A) if, upon any Liquidation Event, the amounts payable
--------  -------
with respect to the Preferred Stock and any other stock ranking as to any such distribution on parity with the Preferred Stock are not paid in full, the holders of the Preferred Stock and such other stock shall share any distribution of assets at a rate proportional to the liquidation preference to which such shares of Preferred Stock or other stock are entitled; (ii) the remaining assets shall be distributed to the holders of Common Stock and Preferred Stock on a pro rata, as-converted to Common Stock basis until the Series A Preferred Stock and Series B Preferred Stock holders have received inclusive of the amount stipulated in D.2.(i) above, $1.00 for the Series A Preferred Stock and $5.00 for the Series B Preferred Stock; and (iii) any remaining assets thereafter shall be distributed to the holders of Common Stock and the Preferred Stock on a pro rata, as converted to Common Stock basis; provided, however, that if the
                                              --------  -------
holders of Common Stock would receive more than holders of a series of Preferred Stock would receive under clauses (i) and (ii) herein, then holders of such Preferred Stock shall not be entitled to any distribution under clause (i) or
(ii) herein and shall instead be entitled to receive their ratable share of any distribution under clause (iii) above as though the holders of such Preferred Stock were holders of shares of Common Stock into which such shares of Preferred Stock would be convertible.

     A Liquidation Event shall specifically include: (i) a consolidation or merger of the Corporation with or into any other corporation, or any other entity or person, or the exchange of substantially all of the outstanding stock of the Corporation for shares of another entity or other property, in which, after any such transaction, the prior stockholders of the Corporation hold less than fifty percent (50%) of the voting shares of the continuing or surviving entity; or (ii) a sale of all or substantially all of the assets of the Corporation.

3.   Voting Rights.  Except as otherwise required by law, the holders of
     -------------
Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders' meeting and to vote upon any matter submitted to the stockholders for a vote, as follows: (i) the holders of Series A Preferred Stock shall have one (1) vote for each full share of Common Stock into which their respective shares of Preferred Stock are convertible on the record date for the vote, (ii) the holders of Series B Preferred Stock shall have one (1) vote for each full share of Common Stock into which their respective shares of Preferred Stock are convertible on the record date for the vote, and (iii) the holders of Common Stock shall have one (1) vote per share of Common Stock.

4.   Certain Taxes.  The Corporation shall pay any and all issuance and other
     -------------
taxes (excluding any federal or state income taxes) that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of Preferred Stock. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock to which such issuance relates were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax, or it is established to the satisfaction of the Corporation that such tax has been paid.

5.   Conversion.  The holders of Preferred Stock shall have conversion rights as
     ----------
follows (the "Conversion Rights"):

5.1  Right to Convert. Each share of Series A Preferred Stock or Series B
     ----------------
Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.40 by the Series A Conversion Price or by dividing $2.00 by the Series B Conversion Price as applicable to such series, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion (the "Series A Conversion Price" or the "Series B Conversion Price," as applicable) shall initially be $0.60 for the Series A Preferred Stock and $3.00 for the Series B Preferred Stock.

5.2  Automatic Conversion.  Each share of the Series A Preferred Stock shall
     --------------------
automatically be converted into shares of Common Stock at the then-effective Series A Conversion Price (i) upon the date specified by the affirmative vote, written consent or agreement of holders of at least 66 2/3% of the shares of the Series A Preferred Stock then outstanding, (ii) upon the closing of the sale of the Corporation's Common Stock in an underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or relating to an employee benefit plan of the Corporation, at a public offering wherein the Common Stock is sold for not less than $2.40 per share and the aggregate proceeds to the Corporation and/or any selling stockholders

(prior to deductions for underwriters' discounts and expenses relating to the issuance, including without limitation fees of the Corporation's counsel) is not less than $7,500,000, or (iii) if fewer than 1,666,667 shares of Series A Preferred Stock are outstanding, as adjusted.

     Each share of the Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Series B Conversion Price (i) upon the date specified by an affirmative vote, written consent or agreement of holders of at least a majority of the shares of the Series B Preferred Stock then outstanding, (ii) upon the Closing of the sale of the Corporation's Common Stock in an underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation, where the Common Stock is sold for not less than $6.00 per share and the aggregate proceeds to the Corporation and/or any selling stockholders (prior to deductions for underwriter's discounts and expenses relating to the issuance, including without limitation fees of the Corporation's counsel) is not less than $7,500,000, or
(iii) if fewer than 900,000 shares of Series B Preferred Stock are outstanding, as adjusted.

      5.3   Mechanics of Conversion.
            -----------------------

            5.3.1 Before any holder of Preferred Stock shall be entitled voluntarily to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the number of shares of Preferred Stock being converted and the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall as soon as practicable thereafter issue and deliver at such office to such holder of Preferred Stock a certificate or certificate for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

            5.3.2 If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

     5.4    Adjustments to Conversion Price for Certain Diluting Issues.
            -----------------------------------------------------------

            5.4.1  Special Definitions.  For purposes of this Section 5, the
                   -------------------
following definitions apply:

            (a) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

            (b) "Original Issue Date" shall mean the date on which a share of Series B Preferred Stock was first issued.

            (c) The term "Conversion Price" shall mean the Series A Conversion Price and the Series B Conversion Price, as applicable.

            (d) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

            (e) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 5.4.3 deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                 (1) upon conversion of shares of the then outstanding Preferred Stock;

                 (2) up to 8,000,000 shares issued to officers, directors or employees of, or consultants to, the Corporation pursuant to stock option or stock purchase plans or agreements on terms approved by the Board of Directors;

                 (3)  as a dividend or distribution on Preferred Stock;

                 (4) for which adjustment of the Preferred Stock Conversion Price is made pursuant to Section 5.5;

                 (5) securities issued to lending or leasing institutions or individuals in connection with bank debt, equipment leases or non-equity interim financing, on terms approved by the Board of Directors;

                 (6) securities issued or issuable in an acquisition or merger upon terms approved by a majority of the Board of Directors; or

                 (7) securities issued in stock splits, recapitalizations and similar transactions.

          5.4.2  No Adjustment of Conversion Price.  No adjustment in the
                 ---------------------------------
Conversion Price of a series of Preferred Stock pursuant to this Section 5.4 shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 5.4.5 hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price for such series of Preferred Stock in effect on the date of, and immediately prior to, such issue.

          5.4.3  Deemed Issue of Additional Shares of Common.  Except as
                 -------------------------------------------
otherwise provided in Section 5.4 hereof, in the event the Corporation at any time or from time to time after the

Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock, issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

            (a) no further adjustments in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

            (b) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Preferred Stock);

            (c) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                 (1) in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                 (2) in the case of Options for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section
5.4.5 upon the issuance of the Convertible Securities with respect to which such Options were actually exercised);

            (d) no readjustment pursuant to clause (b) or (c) above shall have the effect of increasing a Conversion Price to an amount which exceeds the lower of (a) such Conversion Price on the original adjustment date, or (b) such Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

            (e) in the case of any Options which expire by their terms not more than sixty (60) days after the date of issue thereof, no adjustment of a Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided above.

          5.4.4  Adjustment of Conversion Price Upon Issuance of Additional
                 ----------------------------------------------------------
Shares of Common Stock. In the event the Corporation, at any time after the
----------------------
Original Issue Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.4.3) without consideration or for a consideration per share less than the Conversion Price for a series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event:

                  (1) the Conversion Price for such Preferred Stock shall be reduced, concurrently with such issue, to a Conversion Price (calculated to the hundredth of a cent) determined by multiplying the existing Conversion Price of such series by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such Additional Shares of Common Stock so issued.

                  (2) For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issuance shall be calculated as if all shares of Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance of Additional Shares of Common, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Preferred Stock, or Convertible Securities, solely as a result of the adjustment of the respective Conversion Prices (or other conversion ratios) resulting from the issuance of Additional Shares of Common Stock causing such adjustment.

             5.4.5  Determination of Consideration.  For purposes of this
                    ------------------------------
Section 5.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)  Cash and Property.  Such consideration shall:
     -----------------

                  (1) insofar as it consists of cash, be computed at the aggregate gross amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                  (2) insofar as it consists of property other than cash, be computed at the fair market value thereof at time of such issue, as determined in good faith by the Board of Directors; and

                  (3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a)(1) and (a)(2) above, as determined in good faith by the Board of Directors.

             (b)  Options and Convertible Securities.  The consideration per
                  ----------------------------------
share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5.4.3 relating to Options and Convertible Securities shall be determined by dividing:

                  (1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                  (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

        5.5  Adjustment to Conversion Prices for Stock Dividends and for
             -----------------------------------------------------------
Combinations or Subdivisions of Common Stock.  In the event that the
--------------------------------------------
Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price for any series of Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

        5.6  Adjustments for Reclassification and Reorganization.  If the
             ---------------------------------------------------
Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 5.5) the Conversion Prices then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that each series of Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

        5.7  No Impairment.  The Corporation will not, by amendment of this
             -------------
Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

        5.8  Certificates as to Adjustments.  Upon the occurrence of each
             ------------------------------
adjustment or readjustment of any Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for such series of Preferred Stock at the time in effect and
(iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preferred Stock.

        5.9  Reservation of Stock Issuable Upon Conversion.  The Corporation
             ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

        5.10 Fractional Shares.  No fractional share shall be issued upon the
             -----------------
conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

        5.11  Notices.  Any notice required by the provisions of this Section
              -------
5 to be given to the holders of shares of the Preferred Stock shall be deemed given when personally delivered to such holder (including delivery by courier service) or five (5) business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

     6. Covenants.  In addition to any other rights provided by law the
        ---------
following covenants shall apply:

        6.1 The Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of each class of Preferred Stock each voting as a separate class:

                  (a) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or by-laws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, such class of the Preferred Stock;

                  (b) increase or decrease the number of shares of such class of Preferred Stock authorized hereby;

                  (c) authorize or issue shares of any class or series of stock not authorized herein having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of such class of Preferred Stock; authorize or issue shares of stock of any class or series of any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this Corporation having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of such class of Preferred Stock; or

                  (d) reclassify any class or series of any Common Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of such class of Preferred Stock;

provided, however, that this Section 6.1 shall only be effective as to the
--------  -------
Series A Preferred Stock, while at least 1,666,667 share of Series A Preferred are outstanding, and as to the Series B Preferred Stock while at least 900,000 share of Series B Preferred Stock are outstanding.

     6.2 The Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of all of the Preferred Stock voting as one class:

                  (a) consolidate or merge the Corporation with or into any other corporation, or any entity or person, or exchange substantially all of the outstanding stock of the Corporation for shares of another entity or property, in which, after any such transaction, the prior stockholders of the Corporation hold less than fifty percent (50%) of the voting shares of the continuing or surviving entity;

                  (b) sell all or substantially all of the assets of the Corporation; or

                  (c) pay or declare any dividend on or other distribution with respect to any Common Stock (except dividends payable solely in shares of Common stock), or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any Common Stock, except from employees, directors, and consultants of this corporation pursuant to the terms of restrictive stock agreements or as otherwise approved by the Board of Directors; provided, however, that this
Section 6.2 shall only be effective while at least 2,566,667 share of Preferred Stock are outstanding.

     7.  Election of Directors.  Notwithstanding provisions other than in this
         ---------------------
section 7, upon the first issuance by the Corporation of its Series B Preferred Stock, the following provisions shall determine the election of directors of the
Corporation:

         7.1  Number of Directors.  The authorized number of directors shall
              -------------------
be six (6).

         7.2  Election of Directors.
              ---------------------

                  (a) The holders of the Series B Preferred Stock, voting as a separate class, shall be entitled to elect two (2) of the directors of the Corporation.

                  (b) The holders of the Series A Preferred Stock (on an as converted to Common Stock basis) and the Common Stock, voting together as a single class, shall be entitled to elect all other directors of the Corporation.


                                  Article VI.

     The Corporation is to have perpetual existence.


                                 Article VII.

     Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.


                                 Article VIII.

     1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which constitute the whole Board of Directors of the corporation shall be designated in the Bylaws of the corporation.

     2. At such time as the Corporation closes an underwritten public offering of the Corporation's common stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, the Board of Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following such closing of an underwritten public offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such closing of an underwritten public offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such closing of an underwritten public offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

     3. Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     4. Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors ("Voting Stock") voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

     5. The affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required for the adoption, amendment or repeal of the following sections of the corporation's Bylaws by the stockholders of this corporation: 2.2 (Annual Meeting) and 2.3 (Special Meeting).

     6. No action shall be taken by the stockholders of the corporation except in accordance with the Bylaws.

     7. Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class; or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock


                                  Article IX.

     Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Article VIII or this Article IX.


                                  Article X.

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Article IX of this Certificate, and all rights conferred upon the stockholders herein are granted subject to this right.


                                  Article XI.

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.


                                 Article XII.

     1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall be indemnified by the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     2. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

     3. Neither any amendment nor repeal of this Article XII, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article XII, shall eliminate or reduce the effect of this Article XII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article XII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                 Article XIII.

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.


                                 Article XIV.

     Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.


                                  Article XV.

     Until the Corporation closes an underwritten public offering of the Corporation's common stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, stockholders shall be entitled to cumulative voting rights as set forth in this Article XV and the Bylaws of the Corporation. At all elections of directors of the Corporation, each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such stockholder would be entitled to cast for the election of directors with respect to such stockholder's shares of stock multiplied by the number of directors to be elected, and such stockholder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such stockholder may see fit. As of the date the Corporation closes an underwritten public offering of the Corporation's common stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, this
Article XV shall no longer be effective and may be deleted herefrom upon any restatement of this Certificate of Incorporation.

     IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by Ching-Fa Hwang, its President and Chief Executive Officer, effective as of July 27, 1999.

                                    NETIQ CORPORATION

                                    /s/ Ching-Fa Hwang
                                    -------------------------------------
                                    Ching-Fa Hwang
                                    President and Chief Executive Officer

Attest:

/s/ James A. Barth
------------------------------------------
James A. Barth
Vice President and Chief Financial Officer